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EXHIBIT 99.(1)(J)

JOINT FILING STATEMENT

        We, the undersigned, hereby express our agreement that the attached Schedule 13D/A is filed on behalf of each of us.

Dated: November 19, 2002

/s/ ROBERT G. MCNEIL Robert G. McNeil
/s/ FRED A. MIDDLETON Fred A. Middleton
/s/ TIMOTHY C. MILLS Timothy C. Mills
/s/ TIMOTHY J. WOLLAEGER Timothy J. Wollaeger
/s/ PAULETTE J. TAYLOR Paulette J. Taylor

Sanderling Venture Partners V Co-Investment Fund, L.P.
Sanderling V Biomedical Co-Investment Fund, L.P
Sanderling V Limited Partnership
Sanderling V Beteiligungs GmbH & Co. KG
Sanderling IV Biomedical, L.P.
Sanderling Venture Partners IV, L.P.
Sanderling IV Biomedical Co-Investment Fund, L.P.
Sanderling Venture Partners IV Co-Investment Fund, L.P.
/s/ FRED A.MIDDLETON Fred A. Middleton General Partner

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JOINT FILING STATEMENT